Securities and Exchange Commission
Washington DC 20549

May 18, 2000

Ladies and Gentlemen:

We were previously principal accountants for Castleguard Energy, Inc. and, under the date March 24, 2000, we reported on the financial statements of Castleguard Energy, Inc. as of and for the years ended December 31, 1999 and 1998. On May 14, 2000, we resigned. We have read Castleguard Energy, Inc.'s statements included under Item 4 of its Form 8-K dated May 15, 2000, and we agree with such statements.

Yours very truly

KPMG LLP